Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, James Darrell Thomas, Vice President, Treasurer and Assistant Secretary of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from July 25, 2012 (the closing date of the Harley-Davidson Motorcycle Trust 2012-1 transaction subject to the requirements of Regulation AB) through December 31, 2012 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of July 1, 2012 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2012-1, Harley-Davidson Customer Funding Corp., HDCC, and The Bank of New York Mellon Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name of and behalf of HDCC this 25th day of March, 2013.

By:	/s/ James Darrell Thomas
James Darrell Thomas
Vice President, Treasurer and Assistant Secretary

Harley-Davidson Credit Corp.